Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

August 16, 2023

Sunnova Energy International Inc.

20 East Greenway Plaza, Suite 540

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Sunnova Energy International Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the issuance and sale by the Company of up to 5,865,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”) pursuant to (i) the Company’s Registration Statement on Form S-3 (File No. 333- 273466) (the “Registration Statement”), which was filed by the Company on July 27, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and became effective upon filing, and (ii) the related prospectus dated July 27, 2023 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the sale of the Shares dated August 15, 2023 (together with the Base Prospectus, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The opinions set forth herein relate only to certain matters regarding the Shares. In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (a) the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”), (b) the Second Amended and Restated By-laws of the Company, as amended to date (the “By-laws” and together with the Certificate of Incorporation, the “Charter Documents”), (c) the Stockholders Agreement, by and among the Company, Lennar Corporation and LEN X, LLC, dated as of April 1, 2021, (d) the corporate records of the Company, (e) certificates of public officials and of representatives of the Company, (f) the Registration Statement and the Prospectus, (g) the Underwriting Agreement, dated August 14, 2023, between the Company and Goldman Sachs & Co. LLC, as representative of the several underwriters named therein, relating to the sale of the Shares (the “Underwriting Agreement”) and (h) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

In making our examination, we have assumed, without independent investigation, that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. We have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be sold by the Company have been duly authorized by all necessary corporate action on the part of the Company and, when delivered against payment of the purchase price therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware, as published in effect on the date hereof.

August 16, 2023

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.